Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-3 No. 333-213492, S-8 No. 333-203725) of Party City Holdco Inc. of our reports dated March 14, 2018, with respect to the consolidated financial statements and schedules of Party City Holdco Inc. and the effectiveness of internal control over financial reporting of Party City Holdco Inc. included in this Annual Report (Form 10-K) of Party City Holdco Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

New York, New York
March 14, 2018